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                                                                     EXHIBIT 5.1

                                June 5, 2000

interWAVE Communications International, Ltd.
312 Constitution Drive
Menlo Park, CA 94025

         RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about June 5, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of the 1994 Stock Plan (as to 5,330,046 shares), the 1999 Option Plan (as to 1,827,763 shares) and the 1999 Employee Share Purchase Plan (as to 300,000 shares) (collectively, the "Plans" and the "Shares" as appropriate). As legal counsel for interWAVE Communications International, Ltd., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares pursuant to the Plans.

         It is our opinion that the Shares, when issued and sold in the manner described in the Plans and pursuant to the agreement that accompanies each grant under the Plans, will be legally and validly issued, fully-paid and not subject to further calls.

         We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement, and any amendments thereto.

                                          Very truly yours,

                                          CONYERS DILL & PEARMAN

                                          /s/ CONYERS DILL & PEARMAN